Exhibit 10.12

SHARE EXCHANGE AGREEMENT

AMONG:

FOCUS GOLD CORP.

- and -

FOCUS CELTIC GOLD CORPORATION

- and -

METALLUM RESOURCES PLC

- and -

METALLUM EXPLORATION LIMITED

- and -

PACIFIC ORIENT CAPITAL INC.

February 27, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Hereof, Herein, etc.	7
1.3	Computation of Time Periods	7
1.4	Knowledge	7
1.5	Schedules	7
ARTICLE 2 AGREEMENT TO EXCHANGE		7
2.1	Share Exchange	7
2.2	Closing and Delivery of Certificates	8
2.3	Escrow	8
2.4	Effective Date	8
2.5	Share Capital	8
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE VENDING PARTIES		8
3.1	No Other Agreement to Purchase	8
3.2	Absence of Certain Changes	8
3.3	Indebtedness to Directors, Officers and Others	10
3.4	Rights of Directors, Officers and Others	10
3.5	Taxes	10
3.6	Property Rights	10
3.7	Joint Ventures	11
3.8	Restrictive Covenants	11
3.9	Material Contracts	11
3.10	Necessary Licenses and Permits	11
3.11	Compliance with Law	12
3.12	Employees	12
3.13	Employee Benefit Plans	12
3.14	Litigation	12
3.15	No Material Adverse Change	12
3.16	No Limitations	12
3.17	Reporting Issuer Status	13
3.18	Regulatory Compliance	13
3.19	Environmental Compliance	13
3.20	Condition of Assets.	13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FOCUS		13
4.1	Organization and Existence	14
4.2	Capacity	14
4.3	Enforceability	14
4.4	No Violation	14
4.5	Authorized Capital	14
4.6	Celtic Shares	14
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CELTIC		15
5.1	Organization and Existence	15
5.2	Capacity	15
5.3	Enforceability	15
5.4	No Violation	15
5.5	Authorized Capital	16
5.6	No Other Agreement to Purchase	16
5.7	Corporate Records	16
5.8	Shareholder Agreements	16
i

5.9	Records	16
5.10	Non-Arm’s Length Transactions	16
5.11	Consents	16
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF METALLUM RESOURCES		17
6.1	Organization and Existence	17
6.2	Capacity	17
6.3	Enforceability	17
6.4	No Violation	17
6.5	Authorized Capital	17
6.6	No Other Agreement to Purchase	18
6.7	Corporate Records	18
6.8	Shareholder Agreements	18
6.9	Records	18
6.10	Non-Arm’s Length Transactions	18
6.11	Consents	18
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF METALLUM EXPLORATION		18
7.1	Organization and Existence	19
7.2	Capacity	19
7.3	Enforceability	19
7.4	No Violation	19
7.5	Authorized Capital	19
7.6	No Other Agreement to Purchase	19
7.7	Corporate Records	20
7.8	Shareholder Agreements	20
7.9	Records	20
7.10	Non-Arm’s Length Transactions	20
7.11	Consents	20
ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF POC		20
8.1	Organization and Existence	21
8.2	Authorization	21
8.3	Consents	21
8.4	Authorized Capital	21
8.5	No Material Adverse Change	21
8.6	Reporting Issuer Status	22
8.7	TSXV Listing	22
8.8	Reports and POC Financial Statements	22
8.9	Absence of Certain Changes	22
8.10	Corporate Documents, Books and Records	23
8.11	No Other Agreement to Purchase	23
8.12	Shareholder Loans	24
8.13	Indebtedness and Liens	24
8.14	Indebtedness to Officers, Directors and Others	24
8.15	Taxes	24
8.16	Title to Assets	24
8.17	Material Contracts	24
8.18	Title to Property	24
8.19	Necessary Licenses and Permits	25
8.20	Compliance with Law	25
8.21	Employees	25
8.22	Litigation	25
ii

8.23	Employee Benefit Plans	25
8.24	Inventory	25
8.25	Insurance	26
8.26	No Limitations	26
8.27	Regulatory Compliance	26
8.28	Non-Arm’s Length Transactions	26
8.29	Enforceability	26
ARTICLE 9 COVENANTS		26
9.1	Filings	26
9.2	Additional Agreements	27
9.3	Access to Information	27
9.4	Conduct of Business of Celtic	28
9.5	Conduct of Business of POC	29
9.6	Non-Solicitation	30
ARTICLE 10 CONDITIONS TO OBLIGATION TO CLOSE		30
10.1	POC’s Closing Conditions	30
10.2	Focus’s Closing Conditions	32
ARTICLE 11 TERMINATION		34
11.1	Termination	34
11.2	Effect of Termination	34
11.3	Waivers and Extensions	34
ARTICLE 12 TRANSACTION COSTS		34
12.1	Transaction Costs	34
ARTICLE 13 NOTICES		35
13.1	Notices	35
ARTICLE 14 INDEMNIFICATION		36
14.1	Survival of Covenants, Agreements, Etc.	36
14.2	Indemnification by the Vending Parties	36
14.3	Indemnification by POC	36
14.4	Notice of Claim	37
14.5	Direct Claims	37
14.6	Third Party Claims	37
14.7	Settlement of Third Party Claims	38
14.8	Co-operation	38
14.9	Exclusivity	38
ARTICLE 15 MISCELLANEOUS		38
15.1	Amendments and Waivers	38
15.2	Consent to Jurisdiction	38
15.3	Governing Law	39
15.4	Further Assurances	39
15.5	Time	39
15.6	Assignment	39
15.7	Public Announcement; Disclosure	39
15.8	Entire Agreement, Counterparts, Section Headings	39
15.9	Regulatory Approval	39

SCHEDULES:

Schedule A      -      Property Rights

iii

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT made as of the 27th day of February, 2012,

AMONG:
FOCUS GOLD CORP.,
a corporation existing under the laws of the State of Nevada

(“Focus”)

AND

FOCUS CELTIC GOLD CORPORATION,
a corporation existing under the federal laws of Canada

(“Celtic”)

AND

METALLUM RESOURCES PLC,
a corporation existing under the laws of England and Wales

(“Metallum Resources”)

AND

METALLUM EXPLORATION LIMITED,
a corporation existing under the laws of Northern Ireland

(“Metallum Exploration”)

AND

PACIFIC ORIENT CAPITAL INC.,
a corporation existing under the laws of the Province of Ontario

(“POC”)

WHEREAS Focus is the registered and beneficial owner of all the issued and outstanding shares of Celtic (each, a “Celtic Share” and collectively, the “Celtic Shares”);

AND WHEREAS Celtic is the registered and beneficial owner of approximately 98.67% of the issued and outstanding shares of Metallum Resources;

AND WHEREAS Metallum Resources is the registered and beneficial owner of all the issued and outstanding shares of Metallum Exploration;

AND WHEREAS Metallum Exploration is the registered and beneficial owner of the Property Rights (as defined herein);

AND WHEREAS POC is a reporting issuer in the provinces of British Columbia, Alberta and Ontario whose common shares are listed on the TSX Venture Exchange (the “TSXV”);

AND WHEREAS POC and Focus wish to exchange securities on the terms and conditions herein contained;

AND WHEREAS immediately following such transactions, POC will indirectly own all of the Celtic Assets (as herein defined), and Focus will in the aggregate own approximately 84.13% of the aggregate number of common shares of POC (the “POC Shares”), prior to giving effect to the Financing (as defined herein);

AND WHEREAS the Acquisition (as defined herein) is intended to serve as POC’s “Qualifying Transaction” pursuant to the CPC Policy (as defined herein).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows.

ARTICLE 1
DEFINITIONS

1.1          Definitions

For all purposes of this Agreement the following capitalized terms shall have the meanings set forth in this Article 1:

“Acquisition” means the acquisition by POC of all of the issued and outstanding Celtic Shares in exchange for the issuance of POC Shares to Focus for the purposes of effecting a “Reverse Take-Over” within the meaning of TSXV Policy 5.2 – Change of Business and Reverse Take-Overs.

“Affiliate” of an entity means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such entity.

“Articles” means the certificate and articles of incorporation (as amended), certificate and articles of organization (as amended), constitution, operating agreement, joint venture or partnership agreement or articles or other constituting document of any Person other than an individual, each as from time to time amended or modified.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario.

“Canadian GAAP” means accounting principles which are: (a) consistent with the principles promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors, in effect from time to time; and (b) applied, unless otherwise required by Canadian GAAP, on a basis consistent with prior periods; for greater certainty, as at the date of this agreement, Canadian GAAP means IFRS.

“Canadian GAAS” means generally accepted auditing standards determined with reference to the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time.

“CPC Policy” means Policy 2.4 Capital Pool Companies of the TSXV.

“CBCA” means the Canada Business Corporations Act, as amended.

“Celtic Assets” means all assets owned by Celtic, including but not limited to the Property Rights and cash.

“Celtic Convertible Debt” means the convertible debenture in the principal amount of $300,000 issued by Celtic effective February 17, 2012 inclusive of 1,333,333 warrants to purchase Celtic Shares.

“Celtic Shares” means, collectively, all of the issued and outstanding shares of Celtic.

“Change of Control” means the acquisition, directly or indirectly, of beneficial ownership of voting securities that results in a holding of more than 20% of the issued and outstanding voting securities of an issuer by a third party, other than in connection with this Agreement or an internal corporate reorganization.

“Charter” means the certificate and articles of incorporation (as amended), certificate and articles of organization (as amended), statute, constitution, operating agreement, joint venture or partnership agreement or articles or other constituting document of any Person other than an individual, each as from time to time amended or modified.

“Claim” has the meaning set forth in Section 14.4.

“Closing” means the closing of the Acquisition pursuant to the terms of this Agreement.

“Closing Date” means such date as Focus and POC shall determine for Closing.

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date.

“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a regulatory authority or otherwise).

“Control” in respect of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or by other arrangement.

“Direct Claim” has the meaning set forth in Section 14.4.

“Distribution” means: (a) the declaration or payment of any dividend in cash, securities or property on or in respect of any class of securities of the Person or its Subsidiaries; (b) the purchase, redemption or other retirement of any securities of the Person or its Subsidiaries, directly or indirectly; or (c) any other distribution on or in respect of any class of securities of the Person or its Subsidiaries.

“Dollars” and “$” means Canadian dollars, unless otherwise specified.

“Environmental Consents” means all Consents issued by or issuable by any regulatory authority under Environmental Laws.

“Environmental Laws” means all applicable Laws relating to the protection of human health and safety, the environment or natural environment (as defined in all such Laws including air, surface water, ground water, land surface, soil, and subsurface strata), or hazardous or toxic substances or wastes, pollutants or contaminants.

“Financing” means an equity financing of POC Shares to be completed on a private placement basis, on or prior to the Closing Date, for aggregate gross proceeds of not less than $1,000,000 at an issue price per security of not less than $0.30, or such other amount as may be required by the TSXV to meet initial listing requirements for a Tier 2 mining issuer; for certainty, the parties agree that the aggregate gross proceeds of the financing shall not be less than $1,000,000 absent the written consent of Focus.

“Hazardous Substance” means any chemical, material or substance in any form, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, deleterious substance, waste, pollutant or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum and petroleum products, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indebtedness” means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with Canadian GAAP) and otherwise, which in accordance with Canadian GAAP should be classified on the obligor’s balance sheet as liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (d) obligations to reimburse issuers of any letters of credit; and (e) capital leases.

“Indemnified Party” has the meaning set forth in Section 14.4.

“Insider” has the meaning given to such term in Policy 1.1 – Interpretation of the TSXV.

“Laws” mean all federal, provincial, state, municipal or local laws, rules, regulations, statutes, by-laws, ordinances, policies or orders of any federal, provincial, state, regional or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lien” means: (a) any encumbrance, mortgage, pledge, hypothec, prior claim, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

“Market Price” means, in respect of a class of securities, the market price of such class of securities determined in accordance with Policy 1.1  – Interpretation of the TSXV.

“Material Adverse Effect” in respect of a Person means any change, effect, event, occurrence, condition or development that has or could reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the business, operations, results of operations, assets, capitalization or financial condition of such Person, other than any change, effect, event, occurrence or state of facts relating to the global economy or securities markets in general.

“Metallum Exploration” means Metallum Exploration Limited, a corporation existing under the laws of Northern Ireland.

“Metallum Resources” means Metallum Resources plc, a limited liability company existing under the laws of England and Wales.

“Permitted Encumbrances” means:

(a)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the Property Rights;

(b)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given; and

(c)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Liens claimed or held by any regulatory authority that have not at the time been filed or registered against the title to the Property Rights or served upon Metallum Resources pursuant to law or that relate to obligations not due or delinquent.

“Permitted Liens” means:

(a)
undetermined or inchoate Liens and charges incidental to construction, maintenance or operations or otherwise relating to the ordinary course of business which have not at the time been filed pursuant to law;

(b)
Liens for taxes and assessments for the then current year, Liens for taxes and assessments not at the time overdue, Liens securing worker’s compensation assessments and Liens for specified taxes and assessments which are overdue (and which have been disclosed to the other parties to this Agreement) but the validity of which is being contested at the time in good faith, if the Person shall have made on its books provision reasonably deemed by it to be adequate therefor;

(c)
cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, and mechanics’, warehousemen’s, carriers’ and other similar Liens;

(d)
all rights reserved to or vested in any governmental body by the terms of any lease, licence, franchise, grant or permit held by it or by any statutory provision to terminate any such lease, licence, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a Lien on any of its property or assets in the event of failure to make such annual or other periodic payments; and

(e)	Purchase Money Obligations.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“POC Assets” means all assets owned by POC, including but not limited to cash.

“POC Filing Statement” means the filing statement to be prepared by POC in accordance with Form 3B2 in respect of the Qualifying Transaction.

“POC Financial Statements” has the meaning set forth in Section 8.8(a).

“POC Options” means options to acquire POC Shares.

“POC Plan” means the stock option plan of POC.

“POC Shares” means the common shares in the capital of POC.

“POC Shareholders” means, collectively, the registered and beneficial holders of all the POC Shares.

“Property Rights” means the freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the United Kingdom and Northern Ireland in respect of ore bodies and mineral assets of Metallum Exploration, as further described in Schedule “A” attached hereto.

“Purchase Money Obligations” means Indebtedness of a debtor, reflected in the debtor’s financial statements, and incurred or assumed to finance the purchase or acquisition, in whole or in part, of any tangible real or personal property or incurred to finance the cost, in whole or in part, of the construction or installation of any tangible personal property, provided, however, that such Indebtedness is incurred or assumed at the time of or within 30 days after the purchase of such property or the completion of such construction or installation, as the case may be, and include any extension, renewal or refinancing of any such Indebtedness so long as the principal amount thereof outstanding at the date of such extension, renewal or refinancing is not increased.

“Share Exchange” means the exchange of Celtic Shares for POC Shares, all as provided for herein, pursuant to which POC will own all of the Celtic Shares and Focus will in the aggregate own approximately 84.1% of the aggregate number of POC Shares, prior to giving effect to the Financing.

“subsidiary” shall have the same meaning as the term “subsidiary companies” in the Securities Act (Ontario).

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, employer safety, workers compensation, excise, immovable property and moveable property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan, Social Security and provincial plan contributions and workers compensation premiums, together with any interest, fines and penalties imposed by any governmental authority (including federal, provincial, municipal and foreign governmental authorities), and whether disputed or not.

“Tax Returns” has the meaning set forth in Section 3.5.

“Third Party Claim” has the meaning set forth in Section 14.4.

“Vending Parties” means, collectively, Focus, Celtic, Metallum Resources and Metallum Exploration.

1.2          Hereof, Herein, etc.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting.  All references as to “Sections”, “Subsections”, “Articles”, “Schedules” and “Exhibits” shall be to Sections, Subsections, Articles, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided.

1.3          Computation of Time Periods

In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the words “commencing on” mean “commencing on and including”, the word “from” means “from and including” and the words “to” and “until” each means “to and including”.

1.4          Knowledge

Whenever used in this Agreement, a statement qualified by the phrase “to the knowledge of” or similar statement is intended to be a statement of the knowledge of the Person or senior officers of the Person regarding the facts or circumstances to which the phrase relates, after having made due inquiries and investigations with respect to such facts or circumstances.

1.5          Schedules

The following Schedules are attached hereto and form part of this Agreement:

Schedule A    -     Property Rights

ARTICLE 2
AGREEMENT TO EXCHANGE

2.1          Share Exchange

(a)
The parties agree that as consideration for the exchange, transfer and assignment of all of the Celtic Shares to POC, POC shall issue to Focus an aggregate of twenty-six million five hundred thousand (26,500,000) POC Shares.

(b)	Fractional POC Shares shall not be issued or otherwise provided for.

2.2 Closing and Delivery of Certificates

(a)	The Closing shall take place at the Toronto offices of Heenan Blaikie LLP, at the Closing Time on the Closing Date, or as Celtic and POC may otherwise agree in writing.

(b)
Subject to the satisfaction of the conditions to the obligation to close the transactions contemplated herein set forth in Article 7 Focus shall transfer and deliver to POC at the Closing Time certificates representing the Celtic Shares  endorsed in blank for transfer or accompanied by a duly executed power of attorney for transfer in blank;

(c)
Subject to compliance with Section 2.2(b), POC shall deliver to Focus at the Closing Time a certificate or certificates evidencing 26,500,000 POC Shares and shall enter Focus on the books of POC as the registered holder of such POC Shares.

2.3          Escrow

Focus acknowledges that the POC Shares acquired by it pursuant to this Agreement may be escrowed pursuant to the policies of the TSXV.

2.4          Effective Date

The exchange of Celtic Shares for POC Shares shall take effect at and from the Closing Time.

2.5          Share Capital

For greater certainty, the parties acknowledge that approximately 31,500,000 POC Shares will be issued and outstanding after the Closing, but before taking into account the POC Shares issued in connection with the Financing, of which (i) an aggregate of 26,500,000 POC Shares shall be held by Focus, and (ii) an aggregate of 5,000,000 POC Shares shall be held by the current shareholders of POC.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDING PARTIES

In order to induce POC to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Vending Parties jointly and severally hereby represent and warrant as follows to and in favour of POC and acknowledge that POC is relying upon such representations and warranties in connection with the Share Exchange:

3.1          No Other Agreement to Purchase

Other than as contemplated herein, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Focus or Celtic to issue any equity securities or any securities convertible or exchangeable, directly or indirectly, into any equity securities of Celtic.  There are no shareholders’ agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Celtic Shares, or any of them.

3.2          Absence of Certain Changes

Since November 30, 2011, no Vending Party has (except as may be disclosed in writing to POC):

(a)
other than the Celtic Convertible Debt, issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any Celtic Shares or other corporate securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles or by-laws;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or, to the knowledge of the Vending Parties, been threatened with litigation;

(e)
other than as disclosed to POC, entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors or officers;

(f)	suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except those in the ordinary course of each Vending Party’s business;

(h)
other than in the ordinary course of business: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)
other than as contemplated in the this Agreement, acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or agreed to acquire any material assets;

(j)	entered into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(k)
created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors or officers other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	other than in respect of the Celtic Convertible Debt, mortgaged, hypothecated or pledged any of the Celtic Assets, or subjected them to any Lien other than a Permitted Lien;

(n)	entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business;

(o)	sold, leased, subleased, assigned or transferred any of the Celtic Assets;

(p)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(q)	failed to pay or satisfy when due any liability of Celtic where the failure to do so would have a Material Adverse Effect on Celtic;

(r)	other than the Celtic Convertible Debt, entered into any agreement or understanding to do any of the foregoing; or

(s)
discharged or satisfied any liens or paid any obligation or liability other than liabilities shown in the Financial Statements of the Vending Parties (other than Focus) or otherwise in the ordinary course of business.

3.3          Indebtedness to Directors, Officers and Others

None of the Vending Parties is indebted to any director, officer, employee or consultant of any Vending Party, except for amounts due as normal compensation or reimbursement of ordinary business expenses.

3.4          Rights of Directors, Officers and Others

No director, officer, Insider or other non-arm’s length party to any Vending Party (or any associate or affiliate thereof) has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, carried interest, participation interest or any other interest whatsoever which are based on production from or in respect of the Property Rights.

3.5          Taxes

All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, “Tax Returns”) required to be filed by or with respect to each Vending Party have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects.  No Tax Return of a Vending Party is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by any Vending Party (including the time for filing of Tax Returns or paying Taxes) and no Vending Party has any pending requests for any such waivers, extensions, or comparable consents.  No Vending Party has received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Celtic or the Celtic Assets.  No Vending Party does not owe any Taxes to the federal government, a provincial government, a municipal government or any other governmental authority.

3.6          Property Rights

(a)
Metallum Exploration holds either freehold title, development and production leases, exploration licences, participating interests or other conventional property or proprietary interests or rights, recognized in the United Kingdom and Northern Ireland in respect of the minerals located in or under the Property Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Celtic to explore the mineral resources relating thereto.

(b)
To the knowledge of the Vending Parties, there are no disputes, adverse claims, actions, suits or proceedings that have been commenced or, to the knowledge of the Vending Parties, that are pending or threatened, affecting or which could affect the title to or right to explore or develop any of the Property Rights that might involve the possibility of any judgment or liability affecting the Property Rights.  The Property Rights are free and clear of all Liens other than (i) Permitted Liens, and (ii) such Liens that would not reasonably be expected to have a Material Adverse Effect on Celtic and the Celtic Assets.

(c)
All property, leases, concessions or claims in connection with the Property Rights have been validly located and recorded in accordance, in all material respects, with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Celtic.

(d)
Metallum Exploration has all necessary surface rights, access rights and other necessary rights and interests relating to the Property Rights granting Metallum Exploration the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Metallum Exploration, with only such exceptions as do not interfere in any material way with the use made by Metallum Exploration of the rights or interest so held.

(e)
Each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Metallum Exploration or has been validly assigned thereto, except where the failure to be so would not have a Material Adverse Effect on Celtic or Metallum Exploration.

3.7          Joint Ventures

No Vending Party has entered into any joint ventures with any third party in respect of the Property Rights.

3.8          Restrictive Covenants

No Vending Party is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its freedom to compete in any line of business, compete in any geographic region, transfer or move any of its assets or operations.

3.9          Material Contracts

All material contracts, agreements, leases and commitments of the Vending Parties in respect of the Property Rights are valid, binding and in full force and effect, and no Vending Party is in breach or violation of, or default under, the terms of any such contract, agreement, lease or commitment, except where such breach, violation or default would not have a Material Adverse Effect on the Property Rights, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by any Vending Party.

3.10        Necessary Licenses and Permits

Metallum Exploration has all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, or local, required to own and lease their respective properties and assets and to conduct their business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on the Property Rights.  Metallum Exploration is not in default, nor has it received any notice of any claim or default with respect to any such license, permit, consent, concession or authorization.  No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby: (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any law applicable thereto, or (b) to enable Metallum Exploration to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date.

3.11        Compliance with Law

No Vending Party is in default under, or in violation of, and has not violated (and failed to cure) any law including, without limitation, laws relating to the issuance or sale of securities, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on the Property Rights.  No Vending Party has received any notification alleging any violations of any of the foregoing with respect to which adequate corrective action has not been taken.

3.12        Employees

None of Celtic, Metallum Resources nor Metallum Exploration has any employees or independent contractors (other than professional advisors engaged by such parties to provide accounting services or in connection with the Share Exchange) and there are no agreements, written or oral, between Celtic and any other party relating to payment, remuneration or compensation for work performed or services provided (other than professional advisors engaged by such parties to provide accounting services or in connection with the Share Exchange) or payment relating to a Change of Control of any such party.

3.13        Employee Benefit Plans

None of Celtic, Metallum Resources nor Metallum Exploration has any employee benefit plans (or any plan which may be in any way regarded as an employee benefit plan) of any nature whatsoever nor has it ever had any such plans.

3.14        Litigation

There is no suit, claim, action, proceeding or, to the knowledge of the Vending Parties, investigation pending or threatened against or affecting any of the Vending Parties, or any of the Celtic Assets or any officer or director thereof in his capacity as an officer or director thereof.

3.15        No Material Adverse Change

Since November 30, 2011, no change has occurred in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of any Vending Party, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on any such Vending Party.

3.16        No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which any Vending Party is a party or is otherwise bound that would now or hereafter, in any way limit the use of or operation of Celtic Assets.

3.17        Reporting Issuer Status

None of the Vending Parties is a “reporting issuer” (or the equivalent status) in any province or territory of Canada. No order has been issued ceasing or suspending trading or prohibiting the issue of any securities of Celtic, Metallum Resources or Metallum Exploration and no such proceedings are pending, or to the knowledge of the Vending Parties, threatened.

3.18        Regulatory Compliance

Each Vending Party is in compliance with all regulatory orders, directives and decisions that have application to the Celtic Assets except where such non-compliance would not have a Material Adverse Effect on the Celtic Assets and no Vending Party has received notice from any governmental or regulatory authority that it is not in compliance with any such regulatory orders, directives or decisions.

3.19        Environmental Compliance

(a)	Metallum Exploration and the Celtic Assets have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(b)
None of the Vending Parties has been charged with or convicted of any offence for non-compliance with Environmental Laws and there are no judgments, orders, notices, proceedings or investigations of any nature relating to any breach or alleged breach of Environmental Laws by any Vending Party.

(c)	The Vending Parties have obtained all Environmental Consents necessary to own, use and operate the Celtic Assets.

(d)
None of the Vending Parties has used any of the Celtic Assets to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

3.20        Condition of Assets.

All material tangible personal property comprising the Celtic Assets is in good operating condition, repair and proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.  No Persons other than the Vending Parties own any assets which are being used in the business of the Vending Parties (other than Focus) and there are no agreements or commitments by the Vending Parties to purchase property or assets, other than in the ordinary course of their business.  The Vending Parties have not received notice of any material defect in its title or claim to the Celtic Assets or any notice from any third party claiming such an interest, and, for the period of time that the Vending Parties have owned the Celtic Assets, as applicable, all material relevant obligations of the Vending Parties in relation to the Celtic Assets have been performed and observed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FOCUS

Focus represents and warrants, but only as to itself, to POC as follows:

4.1          Organization and Existence

Focus is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject, except where the failure to make such filing would not have a Material Adverse Effect on Focus. No proceedings have been instituted or are pending for the dissolution or liquidation of Focus.

4.2          Capacity

Focus has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

4.3          Enforceability

This Agreement and any other agreement contemplated by this Agreement has been duly executed and delivered by Focus and will result in legally binding obligations of Focus enforceable against Focus in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.4          No Violation

The execution and delivery of this Agreement, the transfer of the Celtic Shares and the performance, observance or compliance with the terms of this Agreement by Focus will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of law or any order of any court or other governmental agency applicable to Focus;

(b)	the Articles of Focus;

(c)	any provision of any agreement, instrument or other obligation to which Focus is a party or by which Focus is bound; or

(d)	any applicable judgment, writ, decree, order or Laws applicable to Focus.

4.5          Authorized Capital

The authorized capital of Focus consists of 100,000,000 shares of preferred stock and 250,000,000 shares of common stock of which nil shares of preferred stock and ● shares are issued and outstanding as at the date hereof.

4.6          Celtic Shares

(a)
Focus has good and marketable title to the Celtic Shares held by Focus, free of all mortgages, charges, liens, pledges, claims, security interests and agreements and other encumbrances of whatsoever nature and no person or entity has any agreement or option or right capable of becoming an agreement or option for the purchase from Focus of any of the Celtic Shares except as provided for herein, and Focus has good right, full power and absolute authority to sell and assign all of the Celtic Shares to POC for the purpose and in the manner as provided for in this Agreement and the Celtic Shares constitute all of the Celtic Shares owned or controlled, directly or indirectly, by Focus. The Celtic Shares held by Focus are not subject to any shareholder, pooling, escrow or similar agreements.

(b)
There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or, to the knowledge of Focus, threatened against or related to the Celtic Shares held by Focus or which would affect Focus’ ability to sell the Celtic Shares as provided for in this Agreement

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CELTIC

Celtic represents and warrants, but only as to itself, to POC as follows:

5.1          Organization and Existence

Celtic is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject, except where the failure to make such filing would not have a Material Adverse Effect on Focus. Other than Metallum Resources, Celtic has no direct subsidiaries.  No proceedings have been instituted or are pending for the dissolution or liquidation of Celtic.

5.2          Capacity

Celtic has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

5.3          Enforceability

This Agreement and any other agreement contemplated by this Agreement has been duly executed and delivered by Celtic and will result in legally binding obligations of Celtic enforceable against Celtic in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5.4          No Violation

The execution and delivery of this Agreement and the performance, observance or compliance with the terms of this Agreement by Celtic will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of law or any order of any court or other governmental agency applicable to Celtic;

(b)	the Articles of Celtic;

(c)	any provision of any agreement, instrument or other obligation to which Celtic is a party or by which Celtic is bound; or

(d)	any applicable judgment, writ, decree, order or Laws applicable to Celtic.

5.5          Authorized Capital

The authorized capital of Celtic consists of an unlimited number shares of common stock of which 26,500,500 shares are issued and outstanding as at the date hereof, all of which are held by Focus.

5.6          No Other Agreement to Purchase

Other than the Focus Convertible Debt, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Celtic to issue any shares or any securities convertible or exchangeable, directly or indirectly, into shares of Celtic.

5.7          Corporate Records

The corporate records of Celtic are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the Articles of Celtic, except where the failure to so comply would not have a Material Adverse Effect.

5.8          Shareholder Agreements

There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Celtic.

5.9          Records

The technical, business and financial records of Celtic have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to Celtic.  All material financial transactions relating to Celtic have been accurately recorded in the records in accordance with generally accepted accounting principles.  No records are maintained by, or otherwise dependent on, any other Person.  Any records in the possession of, or recorded or stored by any other Person are available to Celtic upon commercially reasonable terms and conditions.

5.10        Non-Arm’s Length Transactions

(a)
Celtic has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom Celtic is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)
Celtic is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom Celtic is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, except for incentive stock option agreements.

5.11        Consents

The execution, delivery and performance by Celtic of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF METALLUM RESOURCES

Metallum Resources represents and warrants, but only as to itself, to POC as follows: DIRECTOR FEES (3.3)

6.1          Organization and Existence

Metallum Resources is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject, except where the failure to make such filing would not have a Material Adverse Effect on Metallum Resources.  Other than Metallum Exploration, Metallum Resources has no subsidiaries.  No proceedings have been instituted or are pending for the dissolution or liquidation of Metallum Resources.

6.2          Capacity

Metallum Resources has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

6.3          Enforceability

This Agreement and any other agreement contemplated by this Agreement has been duly executed and delivered by Metallum Resources and will result in legally binding obligations of Metallum Resources enforceable against Metallum Resources in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

6.4          No Violation

The execution and delivery of this Agreement and the performance, observance or compliance with the terms of this Agreement by Metallum Resources will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of law or any order of any court or other governmental agency applicable to Metallum Resources;

(b)	the Articles of Metallum Resources;

(c)	any provision of any agreement, instrument or other obligation to which Metallum Resources is a party or by which Metallum Resources is bound; or

(d)	any applicable judgment, writ, decree, order or Laws applicable to Metallum Resources.

6.5          Authorized Capital

The authorized capital of Metallum Resources consists of 376,800,000 Class A shares and 50,000,000 Class B shares of which [73,812,457] Class A shares and nil Class B shares are issued and outstanding as at the date hereof, of which 98.67% of such Class A shares are owned by Celtic.

6.6          No Other Agreement to Purchase

There are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Metallum Resources to issue any shares or any securities convertible or exchangeable, directly or indirectly, into shares of Metallum Resources.

6.7          Corporate Records

The corporate records of Metallum Resources are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the Articles of Metallum Resources, except where the failure to so comply would not have a Material Adverse Effect.

6.8          Shareholder Agreements

There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Metallum Resources.

6.9          Records

The technical, business and financial records of Metallum Resources have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to Metallum Resources.  All material financial transactions relating to Metallum Resources have been accurately recorded in the records in accordance with generally accepted accounting principles.  No records are maintained by, or otherwise dependent on, any other Person.  Any records in the possession of, or recorded or stored by any other Person are available to Metallum Resources upon commercially reasonable terms and conditions.

6.10        Non-Arm’s Length Transactions

(a)
Metallum Resources has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom Metallum Resources is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)
Metallum Resources is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom Metallum Resources is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, except for incentive stock option agreements.

6.11        Consents

The execution, delivery and performance by Metallum Resources of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF METALLUM EXPLORATION

Metallum Exploration represents and warrants, but only as to itself, to POC as follows:

7.1          Organization and Existence

Metallum Exploration is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject, except where the failure to make such filing would not have a Material Adverse Effect on Metallum Exploration. Metallum Exploration has no subsidiaries. No proceedings have been instituted or are pending for the dissolution or liquidation of Metallum Exploration.

7.2          Capacity

Metallum Exploration has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

7.3          Enforceability

This Agreement and any other agreement contemplated by this Agreement has been duly executed and delivered by Metallum Exploration and will result in legally binding obligations of Metallum Exploration enforceable against Metallum Exploration in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

7.4          No Violation

The execution and delivery of this Agreement and the performance, observance or compliance with the terms of this Agreement by Metallum Exploration will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of law or any order of any court or other governmental agency applicable to Metallum Resources;

(b)	the Articles of Metallum Exploration;

(c)	any provision of any agreement, instrument or other obligation to which Metallum Exploration is a party or by which Metallum Exploration is bound; or

(d)	any applicable judgment, writ, decree, order or Laws applicable to Metallum Exploration.

7.5          Authorized Capital

The authorized capital of Metallum Exploration consists of [an unlimited number common shares] of which ● shares are issued and outstanding as at the date hereof, all of which are owned by Metallum Resources.

7.6          No Other Agreement to Purchase

Other than as set out herein, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Metallum Exploration to issue any shares or any securities convertible or exchangeable, directly or indirectly, into shares of Metallum Exploration.

7.7          Corporate Records

The corporate records of Metallum Exploration are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the Articles of Metallum Exploration, except where the failure to so comply would not have a Material Adverse Effect.

7.8          Shareholder Agreements

There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of Metallum Exploration.

7.9          Records

The technical, business and financial records of Metallum Exploration have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to Metallum Exploration.  All material financial transactions relating to Metallum Exploration have been accurately recorded in the records in accordance with generally accepted accounting principles.  No records are maintained by, or otherwise dependent on, any other Person.  Any records in the possession of, or recorded or stored by any other Person are available to Metallum Exploration upon commercially reasonable terms and conditions.

7.10        Non-Arm’s Length Transactions

(a)
Except as disclosed to POC, Metallum Exploration has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom Metallum Exploration is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)
Metallum Exploration is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom Metallum Exploration is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, except for incentive stock option agreements.

7.11        Consents

The execution, delivery and performance by Metallum Exploration of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF POC

In order to induce the Vending Parties Focus to enter into this Agreement and to consummate the transactions contemplated by this Agreement, POC hereby represents and warrants as follows to and in favour of each Vending Party and acknowledges that the Vending Parties are relying upon such representations and warranties in connection with the Share Exchange:

8.1          Organization and Existence

POC is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which POC is subject, except where the failure to make such filing would not have a Material Adverse Effect on POC.  POC does not have any Subsidiaries.  No proceedings have been instituted or are pending for the dissolution or liquidation of POC.  No articles of amendment have been or will be filed or authorized by the shareholders of POC and no amendments to the by-laws of POC have been enacted since December 15, 2010.

8.2          Authorization

(a)
The execution, delivery and performance by POC of this Agreement and the Share Exchange: (i) are within its corporate power and authority; (ii) have been, or will be duly authorized by all necessary corporate proceedings; and (iii) do not and will not conflict with or result in any breach of any provision of, or the creation of any Lien upon any of the property of POC pursuant to the Articles or by-laws of POC, any Laws, order, judgment, injunction, license or permit applicable to POC or any indenture, lease, agreement, contract, instrument or Lien, to which POC is a party or by which the property of POC may be bound or affected.

(b)	The POC Shares, when delivered to Focus in accordance with the terms of this Agreement, will be validly issued and outstanding as fully paid and non-assessable POC Shares.

8.3          Consents

The execution, delivery and performance by POC of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

8.4          Authorized Capital

(a)
The authorized capital of POC consists of an unlimited number of POC Shares of which 5,000,000 POC Shares are issued and outstanding as at the date hereof.  POC may issue up to an additional 300,000 POC Shares pursuant to the exercise of existing POC Options.  In addition, POC may issue additional POC Shares and securities convertible into POC Shares pursuant to the Share Exchange and the Financing as contemplated hereunder.

(b)
The POC Shares issued and outstanding as at the Closing Time have been, or will at the Closing Time be, duly authorized and validly issued and outstanding as fully paid and non-assessable shares.  None of the POC Shares or POC Options have been issued in violation of any Laws, the policies of the TSXV, POC’s Articles or by-laws or any agreement to which POC is a party or by which it is bound.

8.5          No Material Adverse Change

Since September 30, 2011, except as disclosed by POC on SEDAR, no change has occurred in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of POC, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on POC.

8.6          Reporting Issuer Status

POC is a reporting issuer under the securities legislation of the provinces of British Columbia, Alberta and Ontario and is not listed as a defaulting issuer under the legislation or any regulation of any such jurisdiction.  No order has been issued ceasing or suspending trading or prohibiting the issue of the POC Shares and no proceedings for such are pending or, to the knowledge of POC, threatened.

8.7          TSXV Listing

The POC Shares are listed for trading on the TSXV and the TSXV has accepted notice of the POC Plan.

8.8          Reports and POC Financial Statements

(a)	POC has filed on SEDAR true and complete copies of its audited financial statements for the period ended September 30, 2011 (the “POC Financial Statements”).

(b)
The POC Financial Statements were prepared in accordance with Canadian GAAP; the balance sheet included in such POC Financial Statements fairly presents the financial condition of POC as at the close of business on the date thereof, and the statement of operations and deficit included in the POC Financial Statements fairly presents the results of operations of POC for the fiscal period then ended.

(c)	There were no liabilities, contingent, contractual or otherwise, of POC as of September 30, 2011, other than those disclosed in the POC Financial Statements and the notes thereto.

8.9          Absence of Certain Changes

Since September 30, 2011, POC has not (except as disclosed by POC on SEDAR or as disclosed in this Agreement):

(a)	issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any POC Shares or other corporate securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles or by-laws;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or, to the knowledge of POC, been threatened with litigation;

(e)
entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors or officers other than the adoption of the POC Plan and the Amendment to the POC Stock Option Agreements;

(f)	suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except legal fees or those which do not exceed $5,000 per month;

(h)
other than in the ordinary course of business: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)
acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or agreed to acquire any material assets;

(j)	entered into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(k)
except for the adoption of the POC Plan, created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors or officers other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	mortgaged, hypothecated or pledged any of the POC Assets, or subjected them to any Lien;

(n)	entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business;

(o)	sold, leased, subleased, assigned or transferred any of the POC Assets;

(p)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(q)	failed to pay or satisfy when due any liability of POC where such failure would have a Material Adverse Effect on POC;

(r)	entered into any agreement or understanding to do any of the foregoing; or

(s)	discharged or satisfied any liens or paid any obligation or liability other than liabilities shown in the POC Financial Statements or otherwise in the ordinary course of business.

8.10        Corporate Documents, Books and Records

Complete and correct copies of the Articles and by-laws and of all amendments thereto, of POC have been previously delivered to Focus.  The minute book of POC contains complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the board of directors (and its committees) and shareholders of POC since incorporation.  Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or its committees) or of the shareholders of POC.

8.11        No Other Agreement to Purchase

Other than as set out herein and other than the POC Options, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon POC to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any POC Shares.  There are no shareholders’ agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of POC Shares, or any of them.

8.12        Shareholder Loans

There are no loans or other liabilities of POC to any shareholder or to any previous shareholder of POC.

8.13        Indebtedness and Liens

Other than in the ordinary course of business or in connection with the transactions contemplated hereby, since September 30, 2011, POC has not incurred any: (i) Indebtedness; or (ii) Liens upon any of the POC Assets.

8.14        Indebtedness to Officers, Directors and Others

POC is not indebted to any director, officer, employee or consultant of POC, except for amounts due as normal compensation or reimbursement of ordinary business expenses and only as permitted pursuant to the CPC Policy.

8.15        Taxes

All Tax Returns required to be filed by or with respect to POC have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects.  No Tax Return of POC is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by POC (including the time for filing of Tax Returns or paying Taxes) and POC has no pending requests for any such waivers, extensions, or comparable consents.  POC has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on POC.  POC does not owe any Taxes to the federal government, a provincial government, a municipal government or any other governmental authority.

8.16        Title to Assets

POC has good title to all POC Assets, free of all Liens except for Permitted Liens.

8.17        Material Contracts

All contracts, agreements, leases and commitments required to be disclosed to POC pursuant to this Section 8.17 are valid, binding and in full force and effect as to POC, and POC is not in breach or violation of, or default under, the terms of any such contract, agreement, plan, lease or commitment, except where such breach, violation or default would not have a Material Adverse Effect on POC, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by POC.

8.18        Title to Property

(a)	POC does not own any real property.

(b)
The POC Assets are owned legally and beneficially by POC with good and marketable title thereto, free and clear of all Liens whether contingent or absolute, except as disclosed in the POC Financial Statements or as provided for herein.  POC is the sole and unconditional owner of, and has good and marketable title to, the POC Assets.

8.19        Necessary Licenses and Permits

POC has all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, or local, required to own and lease its properties and assets and to conduct its business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on POC.  POC is not in default, nor has it received any notice of any claim or default with respect to any such license, permit, consent, concession or authorization.  No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby: (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any law applicable thereto, or (b) to enable POC to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date.

8.20        Compliance with Law

POC is not in default under, or in violation of, and has not violated (and failed to cure) any law including, without limitation, laws relating to the issuance or sale of securities, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on POC.  POC has not received any notification alleging any material violations of any of the foregoing with respect to which adequate corrective action has not been taken.

8.21        Employees

POC does not have any employees or independent contractors (other than professional advisors engaged by POC in connection with the Share Exchange) and there are no agreements, written or oral, between POC and any other party relating to payment, remuneration or compensation for work performed or services provided (other than professional advisors engaged by POC in connection with the Share Exchange) or payment relating to a Change of Control or other event in respect of POC.

8.22        Litigation

There is no suit, claim, action, proceeding or, to the knowledge of POC, investigation pending or threatened against or affecting POC, or any of its assets or properties, or any officer or director thereof in his capacity as an officer or director thereof.

8.23        Employee Benefit Plans

Except for the POC Plan, POC does not have any employee benefit plans (or any plan which may be in any way regarded as an employee benefit plan) of any nature whatsoever nor has it ever had any such plans.

8.24        Inventory

POC does not have (nor has it ever had) any inventory of any nature whatsoever.

8.25        Insurance

POC does not have (nor has it ever had) any insurance of any nature whatsoever relating to it or its directors or officers.

8.26        No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which POC is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of POC.

8.27        Regulatory Compliance

POC is in compliance with all regulatory orders, directives and decisions that have application to POC except where such non-compliance would not have a Material Adverse Effect on POC and POC has not received notice from any governmental or regulatory authority that POC is not in compliance with any such regulatory orders, directives or decisions.

8.28        Non-Arm’s Length Transactions

(a)
Except as disclosed by POC on SEDAR, POC has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom POC is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)
POC is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom POC is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, except for incentive stock options granted to former officers and directors of POC that expire February 8, 2013.

8.29        Enforceability

The execution and delivery by POC of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of POC enforceable against POC in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

ARTICLE 9
COVENANTS

9.1          Filings

POC and Focus shall prepare and file, or cause to be filed, any filings required under any applicable laws or rules and policies of the TSXV or other regulatory bodies relating to the Share Exchange. POC covenants and agrees to take, in a timely manner, all commercially reasonable actions and steps necessary in order that effective as at the Closing Date: (i) the POC Shares, including for greater certainty, the POC Shares issuable pursuant to the Share Exchange and the Financing be listed and posted for trading on the TSXV; (ii) when received, POC shall provide Focus with copies of the conditional and final approval of the TSXV respecting the Share Exchange and the Financing and, the listing and posting for trading of the additional POC Shares; and (iii) the distribution of POC Shares to Focus is exempt from the prospectus and registration requirements of applicable securities laws.

9.2          Additional Agreements

Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(a)	obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(b)	obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)	cause to be lifted or rescinded any injunction or restraining order or other remedy adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)	effect all necessary registrations and other filings and submissions of information requested by governmental authorities;

(f)	comply with all provisions of this Agreement; and

(g)	provide such officers’ certificates as may be reasonably requested by the other parties hereto in respect of the representations, warranties and covenants of a party hereto.

9.3          Access to Information

(a)
Upon reasonable notice, the Vending Parties shall afford to POC’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the parties may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of the Vending Parties as POC may require or may reasonably request.

(b)
Upon reasonable notice, POC shall afford to Focus’ directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the parties may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of POC as Focus may require or may reasonably request.

9.4          Conduct of Business of Celtic

The Vending Parties (other than Focus) covenant and agree that, during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless POC shall otherwise consent in writing (such consents not to be unreasonably withheld or delayed), except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	they shall use their commercially reasonable efforts to maintain and preserve their respective businesses, the Celtic Assets and business relationships;

(b)	they shall notify POC of any Material Adverse Effect on their respective businesses; and

(c)	they shall not directly or indirectly:

(i)
take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein or take any action or fail to take any action which may result in a condition precedent to the transactions described herein not being satisfied;

(ii)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any of their securities or any right, option or warrant with respect thereto;

(iii)	amend or propose to amend their Articles;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution or distribute any of its properties or assets to any Person;

(v)
other than in the ordinary course of business, enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(vi)
acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(vii)	create any option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors, officers or employees;

(viii)	make any material change in accounting procedures or practices;

(ix)	mortgage, pledge or hypothecate any of the Celtic Assets, or subject them to any Lien, except Permitted Liens;

(x)
enter into any agreement or arrangement granting any rights to purchase or lease any of the Celtic Assets or requiring the consent of any Person to the transfer, assignment or lease of any of the Celtic Assets;

(xi)
sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the Celtic Assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(xii)	enter into any other material transaction or any amendment of any contract, lease, agreement, license or sublicense which is material to its business;

(xiii)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(xiv)
transfer any assets to Focus or any of its Subsidiaries or Affiliates or assume any Indebtedness from Focus or any of its Subsidiaries or Affiliates or enter into any other related party transactions; or

(xv)	enter into any agreement or understanding to do any of the foregoing.

9.5          Conduct of Business of POC

POC covenants and agrees that during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless Focus otherwise consents in writing (such consent not to be unreasonably withheld or delayed):

(a)	the business of POC shall be conducted in the ordinary course;

(b)	POC shall notify Focus of any Material Adverse Effect on its business;

(c)	POC shall at all times comply with all applicable policies of the TSXV, including but not limited to the CPC Policy and all applicable securities laws, rules, regulations, policies and instruments;

(d)	POC shall not directly or indirectly:

(i)
take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein or take any action or fail to take any action which may result in a condition precedent to the transactions described herein not being satisfied;

(ii)
issue, sell, pledge, hypothecate, lease, dispose of or encumber any POC Shares or other securities of POC or any right, option or warrant with respect thereto, except for the issuance of POC Shares issued pursuant to the exercise of previously issued POC options or warrants;

(iii)	amend or propose to amend its Articles or by-laws except as contemplated in this Agreement;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution, or distribute any of its property or assets to any Person;

(v)
enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(vi)
other than as contemplated herein, acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(vii)	create any stock option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors or officers;

(viii)	make any material change in accounting procedures or practices;

(ix)	engage in any business that is outside of the business that is being currently conducted by POC, whether as a partner, joint venture participant or otherwise;

(x)	settle any outstanding claim, dispute, litigation matter, or tax dispute; or

(xi)	enter into any agreement or understanding to do any of the foregoing.

9.6          Non-Solicitation

Prior to the termination of this Agreement in accordance with its terms, none of the parties hereto shall, directly or indirectly, through any officer, director, employee, financial advisor or agent, solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of, or participate in or take any other action to facilitate, any inquiries, discussions, negotiations, proposals or offers from any Person in respect of any matter or thing inconsistent with the successful completion of the Acquisition and related transactions contemplated by this Agreement.

ARTICLE 10
CONDITIONS TO OBLIGATION TO CLOSE

10.1        POC’s Closing Conditions

POC’s obligation to issue POC Shares in exchange for the Celtic Shares on the Closing Date pursuant to Article 2 is subject to compliance by the Vending Parties with their agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)
Constating Documents and Certificate of Corporate Existence.  POC shall have received from each Vending Party: (i) a copy, certified by one duly authorized officer of such Vending Party to be true and complete as of the Closing Date, of the Articles of such Vending Party; and (ii) a certificate or the equivalent, dated not more than three days prior to the Closing Date, of the government of such Vending Parties jurisdiction of incorporation as to such Vending Party’s corporate good standing.

(b)
TSXV Issuer.  Following the Closing of the Share Exchange (concurrently with the Financing), POC satisfying the initial listing requirements of the TSXV for a Tier 1 or Tier 2 Issuer, as evidenced before Closing by a conditional listing letter issued by the TSXV.

(c)
Compliance with Sponsorship Requirement.  POC shall have complied with the sponsorship requirements set out in TSXV Policy 2.2 Sponsorship and Sponsorship Requirements and shall have engaged a sponsor in accordance therewith, and the TSXV shall have accepted the sponsor’s report in respect of the Acquisition, or POC shall have obtained an exemption from the TSXV in respect of compliance with such obligations.

(d)
Required Approvals.  Each Vending Party shall have obtained the approval of the board of directors of such Vending Party, of the shareholders of such Vending Party (if applicable) and any other necessary approvals for this Agreement and the Acquisition.

(e)
Proof of Corporate Action.  POC shall have received from each Vending Party a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(f)
Incumbency Certificates. POC shall have received from each Vending Party an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of respectively, each Vending Party who is not an individual, this Agreement and any other ancillary documents.

(g)
Representations and Warranties.  The representations and warranties of the Vending Parties contained herein shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and POC shall have received on the Closing Date certificates to this effect, signed by one authorized officer of each Vending Party.

(h)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by each Vending Party at or before the Closing Date shall have been complied with or performed and POC shall have received on the Closing Date certificates to this effect signed by authorized officers of each Vending Party.

(i)
Regulatory and Other Consents.  There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained to permit the transfer of the Celtic Shares to POC.  Additionally, all required approvals, consents, authorizations and waivers relating to the consummation of the transactions contemplated by this Agreement shall have been obtained from the TSXV, including the acceptance, by the TSXV of the transactions contemplated in this Agreement and the Acquisition.

(j)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the exchange by Focus of the Celtic Shares for POC Shares or the right of any Vending Party or POC from and after the Closing Time to conduct, expand and develop the business of Celtic.

(k)	Financing. POC shall have completed the Financing.

(l)	TSXV Approval. The TSXV shall have approved the Acquisition and agreed to list the POC Shares issued in connection with this Agreement and the Financing.

(m)	Due Diligence. Prior to ●, 2012, POC, and its agents or representatives, shall have conducted and completed to its satisfaction, acting reasonably, a due diligence investigation of the Celtic Assets.

(n)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of any Vendor Party between the date hereof and the Closing Date which would have a Material Adverse Effect.

(o)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this agreement (including the Acquisition) shall be satisfactory in form and substance to POC and its counsel, acting reasonably, and POC shall have received copies of all documents, including, without limitation, all documentation required to be delivered to POC at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which POC may have reasonably requested in connection therewith.

The agreements, certificates, documents, other evidence of compliance and opinions described in this Section 10.1 shall be in form and substance satisfactory to POC, acting reasonably, and shall, except as otherwise provided, be delivered to POC at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by POC.

10.2        Focus’s Closing Conditions

The obligation of Focus to complete the Acquisition is subject to compliance by POC with its agreements herein contained and to the satisfaction, on or before the Closing Date of the following conditions:

(a)
Constating Documents and Certificate of Corporate Existence.  Each Vending Party shall have received from POC: (i) a copy, certified by a duly authorized officer of POC, to be true and complete as of the Closing Date, of the Articles of POC; (ii) a copy, certified by a duly authorized officer of POC, to be true and complete as of the Closing Date, of the by-laws thereof; and (iii) a certificate dated not more than three days prior to the Closing Date, of the government of Ontario as to POC’s corporate good standing.

(b)
TSXV Issuer.  Following the Closing of the Share Exchange (concurrently with the Financing), POC satisfying the initial listing requirements of the TSXV for a Tier 1 or Tier 2 Issuer, as evidenced before Closing by a conditional listing letter issued by the TSXV.

(c)
Compliance with Sponsorship Requirement.  POC shall have complied with the sponsorship requirements set out in Policy 2.2 Sponsorship and Sponsorship Requirements of the TSXV and shall have engaged a sponsor in accordance therewith, and the TSXV shall have accepted the sponsor’s report in respect of the Acquisition, or POC shall have obtained an exemption from the TSXV in respect of compliance with such obligations

(d)
Required Approvals.  POC shall have obtained the approval of the board of directors of POC and, if applicable of the shareholders of POC and any other necessary approvals for this Agreement and the Acquisition.

(e)
Due Diligence.  Prior to ●, 2012, Focus and its agents or representatives, shall have conducted and completed to its satisfaction, acting reasonably, a legal and financial due diligence investigation of POC.

(f)
Proof of Corporate Action.  Each Vending Party shall have received from POC copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(g)
Incumbency Certificate. Each Vending Party shall have received from POC an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of POC, this Agreement and any other ancillary documents.

(h)
Representations and Warranties.  The representations and warranties of POC contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect, as if such representations and warranties were made at such time, and each Vending Party shall have received on the Closing Date certificates to this effect signed by one authorized officer of POC.

(i)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by POC at or before the Closing Date shall have been complied with or performed and each Vice President shall have received on the Closing Date certificates to this effect signed by an authorized officer of POC.

(j)
Regulatory Consents.  All required approvals, consents, authorizations and waivers relating to the consummation of the transactions contemplated by this Agreement shall have been obtained from the TSXV, including the acceptance by the TSXV of the transactions contemplated in this Agreement and the Acquisition.

(k)
No Action or Proceeding.  No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the exchange by Focus of the Celtic Shares for POC Shares.

(l)	Financing. POC shall have completed the Financing.

(m)
TSXV Approval.  The TSXV shall have approved this Agreement and the Acquisition and agreed to list the POC Shares issued in connection with this Agreement and the Acquisition and the POC Shares to be issued in connection with the Financing.

(n)
No Material Adverse Change.  No change shall have occurred in the business, affairs, financial condition or operations of POC between the date hereof and the Closing Date which would have a Material Adverse Effect.

(o)	Management Agreements. POC shall have entered into employment or consulting agreements with each of Grant White and Dorian Nicol on terms reasonably satisfactory to each party thereto.

(p)
Stock Option Plan.  POC shall have adopted a stock option plan pursuant to the policies of the TSXV allowing for the grant, by the board of POC, of that number of options equal to not less than 10% of the issued and outstanding POC Shares as at the Closing Date.

(q)
Board Composition.  Effective not later than the Closing Date, POC shall reconstitute its board of directors to be comprised of the following five (5) directors: (i) Grant White, (ii) Dorian Nicol, (iii) one nominee of the current POC management, and (iv) two independent directors to be nominated by Focus.

(r)
General.  All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Celtic and its counsel, acting reasonably, and Celtic shall have received copies of all documents as provided for herein, including, without limitation, records of corporate or other proceedings and consents which Celtic may have reasonably requested in connection therewith.

The agreements, certificates, documents and other evidence of compliance described in this Section 10.2 shall be in form and substance satisfactory to Vending Parties, acting reasonably, and shall, except as otherwise provided, be delivered to Celtic at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by Celtic.

ARTICLE 11
TERMINATION

11.1        Termination

This Agreement may be terminated by written notice given by the terminating party to the other party hereto, at any time prior to the Closing:

(a)	by mutual written consent;

(b)
by either Foucs or POC, if there has been a misrepresentation, breach or non-performance by the breaching party of any representation, warranty, covenant or obligation contained in this Agreement, which could reasonably be expected to have a Material Adverse Effect on the terminating party, provided the breaching party has been given notice of and thirty (30) days to cure any such misrepresentation, breach or non-performance;

(c)	by either Focus or POC, if a condition for the terminating party’s benefit has not been satisfied or waived;

(d)
by either Focus or POC, if the Closing has not occurred on or before July 2, 2012, or such later date as may be agreed to by Focus and POC (provided, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the transactions contemplated hereby by such date).

11.2        Effect of Termination

In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the parties hereunder except with respect to (i) Section 12.1, which will survive such termination, and (ii) a breach arising from the fraud or wilful misconduct of any party.

11.3        Waivers and Extensions

At any time prior to the Closing Time, any of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby

ARTICLE 12
TRANSACTION COSTS

12.1        Transaction Costs

In the event of the termination of this Agreement pursuant to Section 11.1 hereof, all costs of the Share Exchange incurred by each party hereto, in connection with this Agreement, including legal fees, financial advisor fees and all disbursements by such parties and their advisors shall be born and paid by the party incurring the costs.  Notwithstanding the foregoing, and for greater certainty, POC shall be responsible for all costs associated with the Financing as well as all costs associated with obtaining any necessary regulatory approvals for any of the transactions contemplated hereunder from the applicable securities commissions and the TSXV.

ARTICLE 13
NOTICES

13.1        Notices

Any demand, notice or communication to be made or given under or pursuant to this Agreement is to be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery, by registered mail or by transmittal by facsimile machine addressed to the respective parties as follows:

If to POC, then to the following address:

1 Adelaide Street East, Suite 801
Toronto, Ontario  M5C 2V9

Attention: Martin Bernholtz

or at such other address as POC shall have specified by notice actually received by the addressor;

with a copy (which shall not constitute notice) to:

Garfinkle, Biderman LLP
1 Adelaide Street East, Suite 801
Toronto, Ontario  M5C 2V9

Attention: Robbie Grossman

If to a Vending Party, then to the following address:

388 Spadina Road
Toronto, Ontario  M5P 2V9

Attention: Grant White

with a copy (which shall not constitute notice) to:
Heenan Blaikie LLP
P.O. Box 2900, 333 Bay Street, Suite 2900
                             Toronto, Ontario  M5H 2T4

Attention:  Corey MacKinnon

or to such other mailing or facsimile machine address as any party may from time notify the others of in accordance with this paragraph. Any demand, notice or communication made or given by personal delivery is conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by registered mail, on the fifth business day following the deposit thereof in the mail or, if made or given by facsimile transmission, on the first business day following the transmittal thereof and receipt of the appropriate answer back.  If the party making or giving such demand, notice or communication knows or ought reasonably to know, of difficulties with the postal system which might affect the delivery of mail, any such demand, notice or communication is not to be mailed but is to be made or given by personal delivery or by facsimile transmission.

ARTICLE 14
INDEMNIFICATION

14.1        Survival of Covenants, Agreements, Etc.

All covenants, agreements, indemnities, representations and warranties made herein to POC or Celtic or in any other document referred to herein or delivered to POC or Celtic pursuant hereto shall be deemed to have been relied on by POC or Celtic, as the case may be, notwithstanding any investigation made by POC or Celtic and shall survive the execution and delivery of this Agreement and the deliveries described in Section 2.1; provided that any claim for a breach of the representations and warranties made by POC or Celtic is made before (a) the expiration of the later of (i) two years from the Closing Date, and (ii) the latest date under the applicable Canadian securities laws, or if the applicable Canadian securities laws do not specify such date, the latest date under the Limitations Act, 2002 (Ontario) that such party may be entitled to commence an action for breach of a representation or warranty under this Agreement, or (b) if applicable, the date this Agreement is terminated per Section 11.1, except for the representations and warranties contained in Sections 3.5 and 8.15, which shall survive indefinitely until the expiry of the applicable limitation period.

14.2        Indemnification by the Vending Parties

(a)
Each Vending Party jointly and severally agrees to indemnify and save harmless POC and its shareholders, directors, officers, agents and representatives (the “POC Indemnified Persons”) from all Losses suffered or incurred by the POC Indemnified Persons as a result of or arising directly or indirectly out of or in connection with:

(i)
any breach by the Vending Parties of or any inaccuracy of any representation or warranty of the Vending Parties contained in ARTICLE 3 of this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that, the Vending Parties shall not be required to indemnify or save harmless the POC Indemnified Persons in respect of any breach or inaccuracy of any representation or warranty unless POC shall have provided notice to the Vending Parties in accordance with Section 14.4 within six months of the expiration of the applicable time period related to such representation and warranty set out in Section 14.1;

(ii)
any breach or non-performance by any Vending Party of any covenant to be performed by them which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

(iii)	any failure of a Vending Party to transfer good and valid title to the Celtic Shares to POC, free and clear of all Liens, for which a notice of claim under Section 14.4 has been provided to Focus.

14.3        Indemnification by POC

POC agrees to indemnify and save harmless the Vending Parties from all Losses suffered or incurred by Celtic or Focus as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by POC of or any inaccuracy of any representation or warranty contained in Article 5 of this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that POC shall not be required to indemnify or save harmless the Vending Parties in respect of any breach or inaccuracy of any representation or warranty unless the Vending Parties shall have provided notice to POC in accordance with Section 14.4 within six months of the expiration of the applicable time period relating to such representation and warranty set out in Section 14.1; and

(b)	any breach or non-performance by POC of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

14.4        Notice of Claim

(a)
In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonably particularity (to the extent that the information in available) the factual basis for the Claim and the amount of the Claim, if known.

(b)
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

14.5        Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

14.6        Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

14.7        Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

14.8        Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it become available).

14.9        Exclusivity

The provision of this Article 14 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 14.

ARTICLE 15
MISCELLANEOUS

15.1        Amendments and Waivers

Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Focus and POC, or in the case of a waiver, by the party against whom the waiver is to be effective.  Any amendment or waiver effected in accordance with this Section 15.1 shall be binding upon each party hereto pursuant to this Agreement.

15.2        Consent to Jurisdiction

Each party hereby agrees to submit to the non-exclusive jurisdiction of the courts in and of the Province of Ontario and to the courts to which an appeal of the decisions of such courts may be taken.

15.3        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

15.4        Further Assurances

Each Part, upon the request of any other party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the Share Exchange and the Acquisition.

15.5        Time

Time is of the essence of this Agreement.

15.6        Assignment

This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, such consents not to be unreasonably withheld or delayed.

15.7        Public Announcement; Disclosure

No Vending Party shall make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of the other parties, which consent shall not be unreasonably withheld, and the public announcement shall not make any announcement concerning this Agreement or the matters contemplated herein, its discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of Celtic, which consent shall not be unreasonably withheld, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rules of a stock exchange or similar organization to which it is bound.

15.8        Entire Agreement, Counterparts, Section Headings

This Agreement, and the Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any prior written or oral understandings with respect thereto.  This Agreement may be executed by facsimile or electronic mail and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

15.9        Regulatory Approval

This Agreement is subject to regulatory approval, including, without limitation, that of the TSXV.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOCUS GOLD CORP.
Per:	/s/Grant R. White
Authorized Signing Officer

FOCUS CELTIC GOLD CORPORATION
Per:	/s/Grant R. White
Authorized Signing Officer

METALLUM RESOURCES PLC
Per:	/s/Grant R. White
Authorized Signing Officer

METALLUM EXPLORATION LIMITED
Per:	/s/Grant R. White
Authorized Signing Officer

PACIFIC ORIENT CAPITAL INC.
Per:
Authorized Signing Officer